Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Increases Annual Dividend Target to $0.20 per share

PLYMOUTH, MN, February 25, 2019 - The Mosaic Company (NYSE: MOS), reported fourth quarter and full year 2018 results and announced an increase of its annual dividend target to $0.20 per share.
“Mosaic delivered strong fourth quarter results to complete a year of significant accomplishments and operational excellence,” said President and Chief Executive Officer Joc O’Rourke. “We are capturing the full benefit of improved market conditions, and we expect our strong business and financial performance to continue in 2019.”
Highlights:

•	The Company reported fourth quarter of 2018 net earnings of $112 million and diluted earnings per share (EPS) of $0.29.

◦	For the period, adjusted EBITDA(1) was $590 million, and adjusted diluted EPS(1) was $0.77.

•	The Company reported full year 2018 net earnings of $470 million or $1.22 per share.

◦	For the year, adjusted EBITDA(1) was $2.0 billion, an increase of 68 percent over 2017.

◦	Full-year adjusted diluted EPS(1) was $2.12, an increase of 92 percent year-over-year.

•	The Company initiated 2019 EBITDA guidance with a range of $2.2 to $2.4 billion.

•	Potash reported record production in 2018.

•	Phosphates reported record production and sales of its MicroEssentials products in 2018.

•
Mosaic Fertilizantes delivered $158 million in net realized synergies year-to-date, as well as an additional $21 million in benefits from our business-to-business marketing strategy. We expect to achieve the full $275 million target in 2019, a full year ahead of schedule.

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

•	In December, Mosaic received the final permit to mine the Ona phosphate reserves, which will extend Florida phosphate mining for decades.

•	In December, Esterhazy potash mine commissioned the first production hoist at K3 and the conveyor from K3 to the K2 mill.
Mosaic’s net sales in the fourth quarter of 2018 were $2.5 billion, compared to $2.1 billion last year, primarily driven by the acquisition of Vale Fertilizantes and higher realized prices, partially offset by a decline in phosphates sales volumes. Operating earnings during the quarter were $258 million, compared with $127 million a year ago, as margin per tonne increased in Potash, Phosphates, and Mosaic Fertilizantes.
Cash flow provided by operating activities in the fourth quarter of 2018 was $191 million compared to $411 million in the prior year, primarily as a result of unfavorable working capital changes. Capital expenditures totaled $328 million in the quarter. Cash flow provided by operating activities for full year 2018 was $1.45 billion, compared to $936 million in 2017. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $848 million and long-term debt was $4.5 billion as of December 31, 2018.

“Mosaic generated strong cash flow in 2018, and we expect another good year ahead,” O’Rourke said. “The 100 percent targeted dividend increase we announced today exemplifies our positive outlook.”

Phosphates Results*	4Q 2018	3Q 2018	4Q 2017
Sales Volumes million tonnes	1.9	2.2	2.5
Gross Margin (GAAP) per tonne	$81	$80	$53
Adjusted Gross Margin (non-GAAP) per tonne(1)	$81	$80	$53
*Tonnes = finished product tonnes
Net sales in the Phosphates segment were $926 million for the fourth quarter, slightly down from $1.0 billion last year, driven by a 25 percent decline in sales volumes, partially offset by higher average realized sales prices. Lower sales volumes reflect lower production volumes due to the idling of our Plant City facilities, and negative weather-driven impacts to the North America fall application season. Gross margin was $151 million, or 16 percent of net sales, compared to $133 million, or 13 percent of net sales, for the same period a year ago. The increase in the fourth quarter gross margin per tonne to $81 from $53 in the prior year period was primarily driven by higher realized sales prices and a greater proportion of premium MicroEssentials sales, partially offset by higher ammonia and sulfur costs

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 87 percent of operational capacity, compared to 2.3 million tonnes, or 79 percent of operational capacity, during the fourth quarter of 2017. Mosaic’s Plant City, Florida chemical plant was temporarily idled on December 10, 2017, remained idled through the end of 2018, and is currently excluded from operating capacity.

Potash Results	4Q 2018	3Q 2018	4Q 2017
Sales Volumes million tonnes	2.3	2.4	2.2
Gross Margin (GAAP) per tonne	$88	$66	$51
Adjusted Gross Margin (non-GAAP) per tonne(1)	$88	$66	$51
Net sales in the Potash segment totaled $592 million for the fourth quarter, up from $496 million last year, driven by higher average realized sales prices and higher sales volumes. Gross margin was $202 million, or 34 percent of net sales, compared to $114 million, or 23 percent of net sales a year ago. The improvement in gross margin per tonne to $88 from $51 in the prior year period is primarily driven by higher average realized sales prices, partially offset by increased Canadian Resource Taxes.
Potash production for the fourth quarter was 2.6 million tonnes, or 99 percent of operational capacity, up from 87 percent last year.

Mosaic Fertilizantes Results*	4Q 2018	3Q 2018	4Q 2017
Sales Volumes million tonnes	2.1	3.6	1.4
Gross Margin (GAAP) per tonne	$56	$42	$23
Adjusted Gross Margin (non-GAAP) per tonne(1)	$56	$42	$23
*Tonnes = finished product tonnes
Net sales in the Mosaic Fertilizantes segment were $969 million for the fourth quarter, up from $520 million last year, driven by higher average realized selling prices and the acquisition of production assets from Vale Fertilizantes. Gross margin was $118 million, or $56 per tonne, compared to $32 million, or $23 per tonne for the same period a year ago. The year-over-year increase in gross margin per tonne was driven by improved distribution margins as well as inclusion of the acquired production business.

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Other
Selling, General and Administrative (SG&A) expenses were $90 million for the fourth quarter, up from $83 million last year, as a result of the acquisition of Vale Ferilizantes in Brazil. Other Operating Expense was $118 million, up from $70 million last year, primarily as a result of higher asset retirement obligation costs and the write off of deferred engineering costs in relation to strategic decisions the Company has made.
The reported effective tax rate during the fourth quarter of 2018 was 22.5 percent, and 0.1 percent excluding discrete items. The provision for income taxes in the fourth quarter included a $21 million benefit related to the reduction in the full-year effective tax rate to 14.0 percent. Mosaic currently expects to pay approximately $55 to $65 million in cash income taxes in 2019. Mosaic believes there may be continued volatility in its effective tax rate due to changes in valuation allowances.
Mosaic completed its year-end close process as scheduled, however given the size and complexity of its acquisition of Vale Fertilizantes, the company requires additional time to finalize its purchase accounting and complete the related documentation. As a result, Mosaic intends to file a Form 12b-25 with the Securities Exchange Commission. The company does not expect that the results reported today will differ in any material respect from those presented in its 2018 Form 10-K.
Full year 2018 results (unaudited)
Net sales were $9.6 billion, up from $7.4 billion a year ago. Full-year operating earnings were $928 million, up from $466 million last year, driven by higher margins across the business, and higher sales volumes in the Potash and Mosaic Fertilizantes segments.
Full-year SG&A expenses were $341 million in 2018 versus $301 million in 2017 due to Mosaic’s increased global footprint with the addition of Mosaic Fertilizantes. Other Operating Expense was $229 million compared to $76 million in the year-ago period, driven by higher asset retirement obligation costs, the write-off of deferred engineering costs, and acquisition, integration and synergy related expenses. In addition, in the prior year we sold land for a gain of approximately $52 million.
Net cash provided by operating activities was $1.45 billion and capital expenditures were $993 million.
Financial Guidance
“We are optimistic for 2019,” O’Rourke said. “Accelerated synergy capture in Brazil, the transformation of our phosphates business, the successful ramping up of our Esterhazy K3 mine and improved market conditions put Mosaic in position to create significant value now and in the years ahead.”

The Company initiated full year 2019 adjusted EBITDA(1) guidance at $2.2 to $2.4 billion, and adjusted earnings per share at $2.10 to $2.50. Adjusted EBITDA is Net Income (Loss) before net interest expense, depreciation, depletion and amortization, asset retirement obligation accretion, stock compensation, adjusted for notable items, and provision for/(benefit) from income taxes. Adjusted EPS is net earnings per share, adjusted for notable items.
The Company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share. Please see "Non-GAAP Financial Measures" for additional information.
The Company also provides the following modeling assumptions for the full year 2019:

Full Year 2019
DD&A	~$950 million
SG&A expenses	~$350 million
Brine management expenses	~$140 million
Effective tax rate	Low to mid-20’s %
Capital expenditures	~ $1.2 billion

Millions of tonnes	Full Year 2019 Sales Volumes (finished product)
Potash	9.0 - 9.4
Phosphates	8.6 - 9.0
Mosaic Fertilizantes	9.4 - 9.8
For the first quarter of 2019, Mosaic’s segment modeling assumptions are:

	Sales Volumes millions of tonnes (finished product)	Gross Margin
Potash	1.7 - 2.0	$90 - $100 per tonne
Phosphates	1.6 - 1.9	$40 - $50 per tonne
Mosaic Fertilizantes	1.3 - 1.6	$40 - $50 per tonne
Corporate and Other		$(20) - ($30) million

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Factors underlying Potash segment assumptions:
Volume expectations are driven by the same weather-related factors as phosphates.  Adjusted margins reflect continued gradual price increases and strong operating rates due to growing international sales.  Risks include weather related delays to spring planting in North America and potential impacts of rail service interruptions or delays.
Factors underlying Phosphates segment assumptions:
Volumes reflect the relatively high levels of channel inventory in North America due to the weather driven, limited fall application season.  Adjusted margins reflect seasonal price declines, albeit later than originally expected, and flat raw material costs.  The delay in recognizing recent raw material price declines in Cost of Goods Sold, is a result of slower movement of product because of the limited fall application season.  In addition, margins reflect a mix shift to lower netback products and regions to compensate for higher North American channel inventory. Risks include weather related delays to spring planting and compressed logistics.
Factors underlying Mosaic Ferilizantes assumptions:
Volumes reflect the seasonally slow period in Brazil, impacting distribution margins as well as production economics.  Risks to volume and margin include deferral of demand in Brazil due to well stocked pipelines and related CFR price pressures, as well as currency volatility.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, February 26, 2019, at 9:00 a.m. Eastern Time to discuss fourth quarter 2018 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K S.A.) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended March 31, 2017 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended December 31, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.48:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(79)	$11	$(0.17)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	2	—	—
Integration costs	Corporate and Other	Other operating income (expense)	(6)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(3)	—	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(33)	(0.09)
Earnout obligation	Corporate and Other	Other operating income (expense)	(3)	—	(0.01)
ARO adjustment	Phosphates	Other operating income (expense)	(30)	4	(0.06)
Asset write-off	Phosphates	Other operating income (expense)	(18)	3	(0.04)
Asset write-off	Potash	Other operating income (expense)	(39)	5	(0.09)
Total Notable Items			$(176)	$(9)	$(0.48)
For the three months ended December 31, 2017, the Company reported the following notable items which, combined, negatively impacted earnings per share by $1.57:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(27)	$2	$(0.07)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(17)	1	(0.05)
Fees related to purchase of Vale assets	Corporate and Other	Other operating income (expense)	(12)	—	(0.04)
Pre-issuance hedging gain (loss)	Consolidated	Interest expense	(2)	—	—
Resolution of royalty matter	Potash	Cost of goods sold	—	2	0.01
Asset write-off	Phosphates	Other operating income (expense)	(8)	1	(0.02)
Restructuring	Phosphates	Other operating income (expense)	(20)	2	(0.05)
ARO adjustment	Phosphates	Other operating income (expense)	(11)	1	(0.03)
Discrete tax items relating to changes in US tax legislation	Consolidated	(Provision for) benefit from income taxes	—	(458)	(1.30)
Other discrete tax items	Potash	(Provision for) benefit from income taxes	—	(5)	(0.02)
Total Notable Items			$(97)	$(454)	$(1.57)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net sales	$2,520.5	$2,091.9	$9,587.3	$7,409.4
Cost of goods sold	2,054.3	1,811.8	8,088.9	6,566.6
Gross margin	466.2	280.1	1,498.4	842.8
Selling, general and administrative expenses	89.7	83.1	341.1	301.3
Other operating expenses	118.5	70.0	229.0	75.8
Operating earnings	258.0	127.1	928.3	465.7
Interest expense, net	(30.7)	(39.7)	(166.1)	(138.1)
Foreign currency transaction (loss) gain	(78.8)	(26.7)	(191.9)	49.9
Other expense	(3.2)	(1.5)	(18.8)	(3.5)
Earnings from consolidated companies before income taxes	145.3	59.2	551.5	374.0
Provision for income taxes	32.7	490.2	77.1	494.9
Earnings (loss) from consolidated companies	112.6	(431.0)	474.4	(120.9)
Equity in net (loss) earnings of nonconsolidated companies	(0.6)	1.2	(4.5)	16.7
Net earnings (loss) including noncontrolling interests	112.0	(429.8)	469.9	(104.2)
Less: Net (loss) earnings attributable to noncontrolling interests	(0.3)	1.3	(0.1)	3.0
Net earnings (loss) attributable to Mosaic	$112.3	$(431.1)	$470.0	$(107.2)
Diluted net earnings (loss) per share attributable to Mosaic	$0.29	$(1.23)	$1.22	$(0.31)
Diluted weighted average number of shares outstanding	387.6	351.0	386.4	350.9

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$847.7	$2,153.5
Receivables, net	838.5	642.6
Inventories	2,270.2	1,547.2
Other current assets	280.6	273.2
Total current assets	4,237.0	4,616.5
Property, plant and equipment, net	11,746.5	9,711.7
Investments in nonconsolidated companies	826.6	1,089.5
Goodwill	1,707.5	1,693.6
Deferred income taxes	343.8	254.6
Other assets	1,257.8	1,267.5
Total assets	$20,119.2	$18,633.4
Liabilities and Equity
Current liabilities:
Short-term debt	$11.5	$6.1
Current maturities of long-term debt	26.0	343.5
Structured accounts payable arrangements	572.8	386.2
Accounts payable	780.9	540.9
Accrued liabilities	1,092.5	754.4
Total current liabilities	2,483.7	2,031.1
Long-term debt, less current maturities	4,491.5	4,878.1
Deferred income taxes	1,080.6	1,117.3
Other noncurrent liabilities	1,458.7	967.8
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2018 and 2017	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 389,242,360 shares issued and 385,470,085 shares outstanding as of December 31, 2018, 388,998,498 shares issued and 351,049,649 shares outstanding as of December 31, 2017	3.8	3.5
Capital in excess of par value	985.9	44.5
Retained earnings	11,064.7	10,631.1
Accumulated other comprehensive loss	(1,657.1)	(1,061.6)
Total Mosaic stockholders’ equity	10,397.3	9,617.5
Non-controlling interests	207.4	21.6
Total equity	10,604.7	9,639.1
Total liabilities and equity	$20,119.2	$18,633.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net cash provided by operating activities	$190.8	$411.2	$1,450.6	$935.5
Cash Flows from Investing Activities:
Capital expenditures	(327.9)	(230.2)	(993.3)	(820.1)
Purchases of available-for-sale securities - restricted	(48.4)	(130.0)	(534.5)	(1,676.3)
Proceeds from sale of available-for-sale securities - restricted	48.3	124.4	518.8	1,658.1
Proceeds from sale of assets	3.3	231.6	12.6	300.7
Investments in nonconsolidated companies	—	—	—	(62.5)
Investments in consolidated affiliate	2.1	(1.8)	(1.5)	(49.5)
Acquisition, net of cash acquired	—	—	(985.3)	—
Other	—	(18.5)	(0.3)	(18.2)
Net cash used in investing activities	(322.6)	(24.5)	(1,983.5)	(667.8)
Cash Flows from Financing Activities:
Payments of short-term debt	(24.3)	(78.2)	(144.4)	(601.4)
Proceeds from issuance of short-term debt	9.9	23.3	155.1	631.4
Payments of structured accounts payable arrangements	(179.7)	(179.7)	(762.1)	(418.5)
Proceeds from structured accounts payable arrangements	243.9	193.0	834.1	666.8
Payments of long-term debt	(80.5)	(96.0)	(802.9)	(102.2)
Proceeds from issuance of long-term debt	—	1,249.9	39.3	1,251.4
Payment of financing costs	—	(15.4)	—	(15.4)
Cash dividends paid	(9.6)	(8.8)	(38.5)	(210.6)
Other	(4.9)	1.5	(5.4)	(0.7)
Net cash (used in) provided by financing activities	(45.2)	1,089.6	(724.8)	1,200.8
Effect of exchange rate changes on cash	(2.9)	(8.3)	(65.7)	14.5
Net change in cash, cash equivalents and restricted cash	(179.9)	1,468.0	(1,323.4)	1,483.0
Cash, cash equivalents and restricted cash—beginning of period	1,050.9	726.4	2,194.4	711.4
Cash, cash equivalents and restricted cash—end of period	$871.0	$2,194.4	$871.0	$2,194.4

	Years Ended December 31,
	2018	2017	2016

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$847.7	$2,153.5	$673.1
Restricted cash in other current assets	7.5	8.3	7.0
Restricted cash in other assets	15.8	32.6	31.3
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$871.0	$2,194.4	$711.4

Earnings Per Share Calculation

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net earnings (loss) attributed to Mosaic	$112.3	$(431.1)	$470.0	$(107.2)
Basic weighted average number of shares outstanding	385.5	351.0	384.8	350.9
Dilutive impact of share-based awards	2.1	—	1.6	—
Diluted weighted average number of shares outstanding	387.6	351.0	386.4	350.9
Basic net earnings (loss) per share	$0.29	$(1.23)	$1.22	$(0.31)
Diluted net earnings (loss) per share	$0.29	$(1.23)	$1.22	$(0.31)

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